                                                                   Exhibit 10.38


                     DEVELOPMENT AND DISTRIBUTION AGREEMENT

                                     between

                              CHEMTRAK INCORPORATED

                                       and

                                 SELFCARE, INC.

                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1. DEFINITIONS ................................................         1

    1.1    "Affiliate" ................................................         1
    1.2    "ChemTrak Technology" ......................................         1
    1.3    "Commercialization Costs" ..................................         2
    1.4    "Confidential Information" .................................         2
    1.5    "Counseling Service" .......................................         2
    1.6    "HIV Product" ..............................................         2
    1.7    "Net Sales" ................................................         3
    1.8    "Purchase Price" ...........................................         3
    1.9    "Royalty" ..................................................         3
    1.10   "Sample Collection Kit" ....................................         3
    1.11   "Software" .................................................         3
    1.12   "Standard Cost of Goods" ...................................         3
    1.13   "Territory" ................................................         3
    1.14   "Testing Facility" .........................................         3
    1.15   "True Home HIV Test" .......................................         3

ARTICLE 2. GRANT OF RIGHTS; EXCLUSIVITY ...............................         4

    2.1    License Grants to Selfcare .................................         4
    2.2    Covenant Not to Sell Competitive Products ..................         5
    2.3    Loss of Exclusivity ........................................         5
    2.4    Selfcare Affiliates ........................................         6

ARTICLE 3. DEVELOPMENT OF THE HIV PRODUCT .............................         7

    3.1    General Responsibilities ...................................         7
    3.2    Testing Facilities; Counseling Service .....................         8
    3.3    Clinical Trials Supply .....................................         8
    3.4    Plan; Reports ..............................................         9
    3.5    Publications ...............................................         9

ARTICLE 4. SUPPLY OF SAMPLE COLLECTION KITS ...........................         9

    4.1    Purchases of Sample Collection Kits ........................         9
    4.2    Orders .....................................................         9
    4.3    Purchase Price; Payment ....................................        10
    4.4    Delivery ...................................................        10
    4.5    Acceptance .................................................        11

ARTICLE 5. MARKETING, SALE AND DISTRIBUTION OF HIV PRODUCTS ...........        11

                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

    5.1    Marketing Efforts ..........................................        11
    5.2    Sales and Advertising Activities ...........................        12
    5.3    Pricing ....................................................        12
    5.4    Packaging ..................................................        12
    5.5    General Conduct ............................................        12

ARTICLE 6. REPORTS; FORECASTS; MARKETING PLANS ........................        13

    6.1    Reports ....................................................        13
    6.2    Forecasts ..................................................        13
    6.3    Marketing Plans and Reports ................................        13
    6.4    Confidential Information ...................................        14

ARTICLE 7. PAYMENTS ...................................................        14

    7.1    Expenses ...................................................        14
    7.2    License Fee ................................................        14
    7.3    Sales Milestone Payments ...................................        14
    7.4    Royalties ..................................................        14
    7.5    Manner and Place of Payment ................................        15
    7.6    Records and Audit of Sales and Expenses ....................        15

ARTICLE 8. CONFIDENTIALITY ............................................        16

    8.1    Nondisclosure Obligations ..................................        16
    8.2    Exceptions .................................................        16
    8.3    Authorized Disclosure ......................................        16
    8.4    Terms of this Agreement ....................................        17

ARTICLE 9. INTELLECTUAL PROPERTY ......................................        17

    9.1    Ownership of Intellectual Property .........................        17
    9.2    Defense of Intellectual Property Suits .....................        17
    9.3    Expenses and Remedies ......................................        18
    9.4    Disclaimer .................................................        18
    9.5    Prosecution of Intellectual Property Suits .................        19

ARTICLE 10.TERM AND TERMINATION; CHANGE OF CONTROL ....................        19

   10.1    Term .......................................................        19
   10.2    Change of Control ..........................................        19
   10.3    Termination for Material Breach ............................        20
   10.4    Consequences of Termination ................................        20

                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

   10.5     No Other Rights Upon Termination ...........................        22
   10.6     Surviving Obligations ......................................        22

ARTICLE 11. WARRANTIES; INDEMNIFICATION ................................        22

   11.1     Sample Collection Kit Warranty .............................        22
   11.3     Warranty Disclaimers and Limitations .......................        23
   11.4     Indemnification ............................................        23
   11.5     Insurance ..................................................        24

ARTICLE 12. REPRESENTATIONS AND WARRANTIES .............................        24

   12.1     Representation and Warranties of ChemTrak ..................        24
   12.2     Representations and Warranties of Selfcare .................        25

ARTICLE 13. MISCELLANEOUS ..............................................        25

   13.1     Assignment .................................................        25
   13.2     Export Law Compliance ......................................        25
   13.3     Foreign Corrupt Practices Act ..............................        26
   13.4     Benefits and Binding Nature of Agreement ...................        26
   13.5     Entire Agreement; Amendments ...............................        26
   13.6     No Other Terms and Conditions ..............................        26
   13.7     Force Majeure ..............................................        26
   13.8     Notice .....................................................        26
   13.9     English Language; Governing Law ............................        27
   13.10    Waiver .....................................................        27
   13.11    Severability ...............................................        27
   13.12    Rights and Remedies Cumulative .............................        28
   13.13    Independent Contractors ....................................        28
   13.14    Counterparts ...............................................        28

                                      iii.

                     DEVELOPMENT AND DISTRIBUTION AGREEMENT


         THIS DEVELOPMENT AND DISTRIBUTION AGREEMENT (the "Agreement") is made as of December 31, 1996 (the "Effective Date") by and between CHEMTRAK INCORPORATED, a Delaware corporation ("ChemTrak"), and SELFCARE, INC. ("Selfcare"), a Delaware corporation. ChemTrak and Selfcare are sometimes referred to herein as a "Party" or the "Parties."

                                    RECITALS

         WHEREAS, ChemTrak has developed a mail-in HIV test (the "HIV PRODUCT," as further defined in Article 1 below) and has conducted certain trials directed toward obtaining regulatory approval to commercially sell the HIV Product in the United States shortly following the Effective Date; and

         WHEREAS, Selfcare has substantial experience in the distribution, marketing and sale of health care products in the Territory (as defined below) and is willing to conduct activities necessary to obtain applicable regulatory approvals for the HIV Product in the Territory and to establish one or more central laboratory testing facilities and a counseling service in connection with the HIV Product; and

         WHEREAS, ChemTrak wishes to designate Selfcare, and Selfcare wishes to be designated, as ChemTrak's exclusive distributor for the HIV Product in the Territory, on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and the covenants set forth below, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 "AFFILIATE" shall mean an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with ChemTrak or Selfcare.

         1.2 "CHEMTRAK TECHNOLOGY" shall mean all inventions, patent applications, patents, know-how, technology, trade secrets, processes, data, methods or other information, the Software, and any physical, chemical or biological material, in each case which ChemTrak owns, controls or has a license to (with a right to sublicense) and which is useful in the use, sale or distribution of the HIV Product in the Territory, as listed in Exhibit B.


                                       1.

         1.3 "COMMERCIALIZATION COSTS" shall mean expenses identifiable to marketing, promoting, selling and distributing the HIV Product in the Territory and performing testing, reporting and counseling services incident to the sale of HIV Products, specifically including expenses of advertising the HIV Product, specialized training of the sales force with respect to the HIV Product in particular, salaries and commissions of the sales force to the extent time is dedicated to the HIV Product, costs of financing receivables and inventories of the HIV Product, costs of shipping and insuring Sample Collection Kits from ChemTrak to Selfcare, reasonable allocation of overhead identifiable to such activities, all recurring and annual regulatory fees and expenses, costs of pursuing and maintaining trademark protection in the Territory pursuant to
Section 9.1, and such other expenses as the Parties may agree in writing to include as Commercialization Costs. All such costs shall be determined in accordance with generally accepted accounting principles consistently applied. "Commercialization Costs" shall specifically exclude expenses deducted from gross invoices under the definition of "Net Sales," the Purchase Price paid to ChemTrak for Sample Collection Kits, the license fee and milestone payments made by Selfcare to ChemTrak under this Agreement, and costs of establishing Regulatory Approvals for the HIV Product and the Testing Facilities and Counseling Service in advance of commercial sales.

         1.4 "CONFIDENTIAL INFORMATION" shall mean, subject to the exceptions set forth in Section 8.2, any information or materials received by one Party from the other Party. In particular, Confidential Information shall be deemed to include, but not be limited to, the ChemTrak Technology, any know-how, data, process, technique, formula or biological or physical material relating to the HIV Product and any research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, to the extent provided by one Party to the other.

         1.5 "COUNSELING SERVICE" shall have the meaning assigned in Section
1.6.

         1.6 "HIV PRODUCT" shall mean that Aware(TM) brand mail-in HIV test which has been developed by ChemTrak, consisting of a blood sample home preparation kit (the "SAMPLE COLLECTION KIT"), procedures for analysis of the blood sample at a mail-in central laboratory (a "TESTING FACILITY," as further described in Section 3.2) and reporting of results to customers, and a counseling service (the "COUNSELING SERVICE," as further described in Section 3.2) for discussion of results with customers, as further described in regulatory materials submitted by ChemTrak to the U.S. Food and Drug Administration ("FDA") prior to the Effective Date. "HIV Product" shall also include any future modification, line extension or improved version of such product developed by ChemTrak during the term of this Agreement, but excluding any mail-in HIV urine or saliva test, and any True Home HIV Test.





                                       2.

1.7 "NET SALES" shall mean the gross invoices delivered by Selfcare and its Affiliates for the sale of HIV Products to independent third parties who are not Affiliates of either Selfcare or any Selfcare Affiliate, less the following deductions:

                           (1) Prompt payment or other trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade; and

                           (2) Taxes, tariffs and duties levied on shipments or sales of the HIV Product (other than franchise or income taxes on the income of Selfcare and withholding taxes, if any, on Royalty payments made hereunder) actually paid or withheld.

         1.8 "PURCHASE PRICE" shall have the meaning assigned in Section 4.4.

         1.9 "ROYALTY" shall mean fifty percent (50%) of the following: Net Sales, plus any other compensation invoiced, earned or received in respect of the offer, sale or distribution of HIV Products, less Commercialization Costs and aggregate Purchase Prices paid to ChemTrak.

         1.10 "SAMPLE COLLECTION KIT" shall have the meaning assigned in Section 1.6.

         1.11 "SOFTWARE" shall mean ChemTrak's proprietary software, in machine executable object code form only, for tracking blood samples received from customers, the results of all tests performed to determine the presence of HIV and the disclosure of results to customers, as used in ChemTrak's studies performed in pursuit of U.S.
regulatory approval for the HIV Product.

         1.12 "STANDARD COST OF GOODS" shall mean the costs to produce the Sample Collection Kit as set forth on Exhibit A. Such costs shall be consistent with generally accepted accounting principles, as applied by ChemTrak in its financial statements.

         1.13 "TERRITORY" shall mean Europe, including all European countries, all Scandinavian countries, all the countries of Eastern Europe and the Commonwealth of Independent States (all previous USSR territories).

         1.14 "TESTING FACILITY" shall have the meaning assigned in Section 1.6.

         1.15 "TRUE HOME HIV TEST" shall mean any product which permits an end user to prepare a bodily fluid sample and conduct a test to determine the presence of HIV in such sample, in each case without the assistance of a laboratory facility.


                                       3.

                                    ARTICLE 2
                          GRANT OF RIGHTS; EXCLUSIVITY

         2.1      LICENSE GRANTS TO SELFCARE.

                  (a) Subject to the terms and conditions of this Agreement, ChemTrak hereby grants to Selfcare a license under the ChemTrak Technology to offer and sell the HIV Product in the Territory, including but not limited to the right to perform HIV testing, and to use the Software solely for the purpose of performing such testing, at a Testing Facility for purchasers of the HIV Product, for the term of this Agreement. This license shall be exclusive except as otherwise provided in Section 2.3 below. Selfcare may sublicense or otherwise transfer such rights (without the right to grant further sublicenses or otherwise transfer such rights) to third parties only with ChemTrak's prior written consent, which shall not be unreasonably withheld. Selfcare will provide ChemTrak with a complete copy of the proposed sublicense agreement at the time Selfcare solicits ChemTrak's consent to the sublicense.

                  (b) As a condition of the license rights set forth in this Agreement, Selfcare shall use the Software in connection with all HIV testing in the Territory unless the parties mutually agree that a modified version of the Software will be used. Selfcare shall not copy the Software in any manner, except that Selfcare may make one working copy, and one copy for back-up purposes, for each Testing Facility. Selfcare shall not distribute or provide the Software or any copy thereof to any third party without the prior written consent of ChemTrak. Further, Selfcare shall not modify the Software in any way, including without limitation by making any localizations, without the prior written consent of ChemTrak, which consent shall not be unreasonably withheld. Selfcare shall not reverse engineer or reverse compile the Software and shall not use the Software in any manner other than pursuant to the license granted above in this Section 2.1(b). Immediately upon the expiration or any termination of this Agreement or at a later time specified by ChemTrak, Selfcare shall return all copies of the Software to ChemTrak and make no further use of the Software.

                  (c) Subject to the terms and conditions of this Agreement, ChemTrak hereby grants to Selfcare an exclusive license to use the mark Aware(TM) in connection with the offer, sale and distribution of the HIV Product in the Territory for the term of this Agreement. As a condition of the license rights set forth in this Agreement, Selfcare agrees that the Aware(TM) mark shall be used in connection with such activities and no other marks, including the ChemTrak(R) mark, shall be used unless the parties mutually agree on such use in advance. ChemTrak shall retain ownership of and all rights in the Aware(TM) mark and shall own and retain all rights in any alternative or additional brand name(s) which the parties may agree to use (collectively, the "MARKS"). In order to assure the quality of goods marketed under the Marks, ChemTrak shall have the right to


                                       4.

inspect Selfcare's facilities during normal business hours, after giving reasonable notice of such intent. Selfcare shall conduct its business in a manner which will enhance the reputation and goodwill attached to the Marks, and all goodwill shall inure to the benefit of ChemTrak as owner of the Marks.

                  (d) Selfcare agrees to use the ChemTrak Technology and the Marks only to offer, sell and distribute the HIV Product in the Territory for the term of this Agreement and not for any other purpose.

         2.2 COVENANT NOT TO SELL COMPETITIVE PRODUCTS. Selfcare hereby covenants not to market, sell or distribute, directly or indirectly through one or more third parties, any mail-in HIV blood test product other than the HIV Product in any country in the Territory where Selfcare has an exclusive license during the term of this Agreement or for twelve (12) months following any expiration or termination of this Agreement; provided, however, that this covenant will not apply in the event that this Agreement is terminated by Selfcare pursuant to Section 10.3 for ChemTrak's material breach of this Agreement. The restriction on the sale of mail-in HIV blood tests does not apply to mail-in urine or saliva tests. Selfcare hereby acknowledges that the ChemTrak Technology, particularly ChemTrak's proprietary Software and the data and regulatory strategy reflected in ChemTrak's filings with the U.S. FDA regarding the HIV Product, has been maintained by ChemTrak as highly confidential and constitutes ChemTrak's proprietary and extremely valuable trade secret information. Selfcare further acknowledges that it has not previously engaged in development or marketing of any mail-in HIV test product, and the ChemTrak Technology confers upon Selfcare a substantial competitive advantage in obtaining regulatory approval and market acceptance of a mail-in HIV test product in the Territory. Accordingly, Selfcare and ChemTrak each acknowledge and agree that the twelve month post-termination restriction described above is reasonable and necessary to protect the commercial value of ChemTrak's proprietary trade secrets provided to Selfcare under this Agreement.

         2.3 LOSS OF EXCLUSIVITY. ChemTrak will have the option, upon ninety
(90) days advance written notice, to convert Selfcare's exclusive rights to offer, sell and distribute the HIV Product in each country in the Territory into non-exclusive rights in any of the following events:

                  (a) Selfcare fails to file for Regulatory Approval in such country by a date determined as follows. Set forth on Exhibit C are projected dates by which the parties expect Selfcare will file for regulatory approval to commercially sell the HIV Product in the major European countries listed on Exhibit C. If at any time Selfcare believes that it will likely not be able to make such a filing by such date, then Selfcare shall immediately notify ChemTrak and the parties shall meet and confer regarding the reasons for such delay and available means to expedite such filings. The parties will seek to mutually



                                       5.

agree on a plan and new timetable for making such filing. If the parties are unable to agree on such a plan and timetable, then ChemTrak will have the option to convert Selfcare's rights in such country to non-exclusive effective six (6) months after the date set forth on Exhibit C if Selfcare has not made the required regulatory filing by the end of such 6-month period.

                  (b) Selfcare fails to launch a commercially reasonable marketing campaign designed to generate substantial demand for HIV Products and commence commercial sales of the HIV Product in such country within six (6) months after receiving Regulatory Approval in such country.

                  (c) Selfcare's market share for the HIV Product in such country, as measured on the second and each subsequent anniversary of the date of Selfcare's first commercial sale of an HIV Product in such country, is less than sixty percent (60%) of the percentage of the market that each competitor would have if all had equal market share. For example, if as of such anniversary there are three competitors in the market, then ChemTrak may convert the license to non-exclusive if Selfcare's market share is less than twenty percent (20%) as of such date (100% of the market; divided equally by 3 competitors for a market share of 33.33%; 60% of 33.33% equals 20%). For purposes of this paragraph, the relevant market shall consist of all mail-in HIV blood tests, and each separate brand shall constitute one competitor in the market. In order to enable ChemTrak to calculate market share, Selfcare shall provide ChemTrak upon request with all relevant information available to Selfcare.

         2.4      SELFCARE AFFILIATES.

                  (a) All costs, expenses, revenues and proceeds incurred or received by any Selfcare Affiliate shall be deemed to be incurred or received by Selfcare for purposes of all financial calculations and obligations under this Agreement. Notwithstanding any other terms of this Agreement, the Parties agree that all payments due from Selfcare to ChemTrak hereunder shall be made by Selfcare and not any Selfcare Affiliate.

                  (b) The Parties agree that the goals with respect to non-U.S. income or withholding tax liability shall be to minimize the aggregate amount of non-U.S. income and withholding tax liabilities incurred by the Parties collectively with respect to commercialization of the HIV Product in the Territory, and to allocate such tax burdens equally between the Parties as provided herein. In that regard:

                           (i) If any non-U.S. income or withholding tax
liability is incurred by either Party with respect to operations conducted pursuant to this Agreement (e.g., such Party could not avoid the tax liability by applying current operating losses or net operating loss carryforwards resulting from operations related to the sale of the HIV


                                       6.

Product pursuant to the Agreement), then (A) when Selfcare incurs the non-U.S. tax liability, the full amount of such liability shall be added to Commercialization Costs, and (B) when ChemTrak incurs the non-U.S. tax liability, the full amount of such liability shall be deducted from Commercialization Costs. The Parties acknowledge that any tax credit related to the HIV Product will automatically be shared by the Parties through the reduction in Commercialization Costs if the tax credit is used by Selfcare to avoid paying taxes in any jurisdiction for operations related to the sale of HIV Products pursuant to this Agreement.

                           (ii) The Parties also agree that each may either (A)
avoid potential non-U.S. income or withholding tax liability by applying current operating losses and net operating loss carry forwards that result from its operations with respect to the HIV Product, and/or (B) avoid paying non-U.S. income or withholding taxes by applying tax credits resulting from operations with respect to the HIV Product.

                           (iii) If either Party could apply any tax credits
arising in any jurisdication other than the United States related to the HIV Product against income in any jurisdiction that is not related to the sale of HIV Products pursuant to this Agreement, then it shall promptly notify the other Party. The Parties agree to meet with each other along with their tax advisors and to take all commercially reasonable steps to permit such credit to be used by one Party and to permit the other Party to obtain one-half the benefit of such credit.

                                    ARTICLE 3
                         DEVELOPMENT OF THE HIV PRODUCT

         3.1 GENERAL RESPONSIBILITIES. Selfcare shall have sole responsibility for diligently pursuing Regulatory Approval of the HIV Product throughout the Territory as soon as practicable, and for bearing all costs associated therewith. Selfcare shall prepare, file and pursue diligently all regulatory applications necessary to obtain such Regulatory Approvals. ChemTrak will provide Selfcare with a copy of all documentation required by the U.S. FDA in connection with its review of the HIV Product, including a right to reference all applications, registrations, and supporting documents submitted and received by ChemTrak, and will provide assistance in connection with the pursuit of Regulatory Approvals in the Territory according to a plan to be mutually agreed upon. Such assistance will be provided without charge to Selfcare. Selfcare shall have the right to use such information solely for the purpose of pursuing Regulatory Approvals and commercializing HIV Products in the Territory during the term of this Agreement; provided, however, that ChemTrak will provide Selfcare access to this information after the termination or expiration of this Agreement to permit Selfcare to comply with regulatory requirements applicable to HIV Products sold by Selfcare during the term of this Agreement and to defend against product liability and other suits pertaining to such


                                           7.

HIV Products. Selfcare shall copy ChemTrak on all correspondence with regulatory authorities in the Territory, and ChemTrak shall have an irrevocable right to reference all applications, registrations and supporting documentation submitted and received by Selfcare.

                  (a) U.S. REGULATORY APPROVAL. ChemTrak shall keep Selfcare informed of the progress of efforts to obtain Regulatory Approval from the U.S. FDA. ChemTrak will notify Selfcare promptly of any delays in obtaining approval and consult with Selfcare on the resolution of any outstanding issues. At the sole option of Selfcare, Selfcare may terminate the Agreement upon sixty (60) days notice if ChemTrak fails to obtain Regulatory Approval in the United States within one year of the Effective Date.

         3.2 TESTING FACILITIES; COUNSELING SERVICE. Prior to obtaining the first Regulatory Approval in the Territory, Selfcare shall establish or contract for a single central laboratory (or more as Selfcare determines is reasonable or necessary) to conduct HIV testing in accordance with the protocols and procedures described in ChemTrak's submissions to the U.S. FDA or amended, as required by a country's regulatory authorities, (a "TESTING FACILITY"). ChemTrak shall provide Selfcare with a copy of the Software for use at each such facility for the processing of HIV Tests during the term of this Agreement. At such time Selfcare shall also establish a counseling service to report results to customers and provide appropriate counseling regarding the results, again as provided in ChemTrak's submissions to FDA or amended, as required by a country's regulatory authorities, (the "COUNSELING SERVICE"). Selfcare shall bear all costs associated with establishing the Testing Facilities and the Counseling Service, including any additional requirements of the countries in the Territory. ChemTrak shall have the right to inspect the Testing Facilities and Counseling Service during normal business hours (after giving reasonable notice) in order to ensure that each is operating in the manner described in ChemTrak's FDA documentation or amended, as required by a country's regulatory authorities, and in accordance with all applicable regulatory standards.

         3.3 CLINICAL TRIALS SUPPLY. Subject to the terms of this Agreement, ChemTrak shall use diligent efforts to supply or cause to be supplied to Selfcare, and Selfcare shall purchase from ChemTrak, Selfcare's requirements of Sample Collection Kits for use in Territory Development activities, including clinical studies. ChemTrak will provide such product units to Selfcare for a purchase price equal to one hundred percent (100%) of ChemTrak's out-of-pocket costs paid to third parties for production of Sample Collection Kits; provided that such product units are made available to study subjects for no compensation or for compensation that does not exceed Selfcare's actual cost of providing such material (including the Standard Cost of Goods paid to ChemTrak). If the compensation paid exceeds such amount, the Parties shall mutually determine an appropriate purchase price for such product units.


                                       8.

         3.4      PLAN; REPORTS.

                  (a) Within 90 days following the Effective Date, Selfcare shall prepare a detailed plan describing activities to be undertaken to pursue Regulatory Approvals for the HIV Product in the Territory and to establish the Testing Facilities and Counseling Service. ChemTrak shall have the right to review and comment on such plan before Selfcare makes any contact with any regulatory agency pertaining to the HIV Product in the Territory. Once agreed between the parties, Selfcare shall conduct its regulatory activities regarding the HIV Product as provided in the plan. However, Selfcare reserves the right to modify the plan, as required by regulatory circumstances, following consultation with ChemTrak.

                  (b) Selfcare shall report to ChemTrak at least once each calendar quarter, but not later than thirty (30) days following the end of such calendar quarter, on the progress of such activities. Selfcare will notify ChemTrak as soon as practicable in the event of any substantial changes in the development activities described in the plan and in the event any Regulatory Approval is received for any country in the Territory.

         3.5 PUBLICATIONS. Selfcare and ChemTrak shall cooperate in the preparation and publication of papers in support of development and marketing activities in the Territory. Neither Party shall present, publish or otherwise disclose any information regarding the HIV Product in the Territory except with the prior written consent of the other. Each party shall make available to the other at no cost a copy of any publications or other marketing support materials which such Party produces for its purposes.

                                    ARTICLE 4
                        SUPPLY OF SAMPLE COLLECTION KITS

         4.1 PURCHASES OF SAMPLE COLLECTION KITS. Subject to the terms of this Agreement, ChemTrak shall use diligent efforts to supply Selfcare, and Selfcare shall purchase from ChemTrak, Selfcare's requirements of Sample Collection Kits in such quantities as Selfcare shall order pursuant to this Article 4. All Sample Collection Kits supplied by ChemTrak shall conform to specifications to be agreed upon by the parties in accordance with applicable Regulatory Approvals. ChemTrak will provide the blood collection card and its proprietary finger stick device for inclusion in each Sample Collection Kit; Selfcare shall be responsible for including instruction leaflets and for final packaging and labeling, including any text not in English.

         4.2 ORDERS. Within thirty (30) days after the receipt of the first Regulatory Approval for HIV Product in a country in the Territory, Selfcare shall submit to ChemTrak an initial purchase order for a mutually agreed upon number of Sample Collection Kits based on the predicted number necessary to launch the product.


                                       9.

ChemTrak shall use diligent efforts to deliver such Sample Collection Kits as soon as practicable thereafter, but in no event longer than 60 days after the date of such purchase order. Beginning on the first day of each calendar quarter thereafter, Selfcare shall provide ChemTrak with a firm purchase order specifying the number of Sample Collection Kits desired, on a monthly basis, for the following quarter and a proposed shipment date for such units of no less than 60 days from the date of such purchase order (each, a "Purchase Order"). ChemTrak will accept any such Purchase Order from Selfcare within five (5) days after receipt of such Purchase Order at its principal place of business.

         4.3 PURCHASE PRICE; PAYMENT. Selfcare shall pay to ChemTrak a price (the "PURCHASE PRICE") for purchase of Sample Collection Kits equal to ChemTrak's Standard Cost of Goods for Sample Collection Kits. ChemTrak shall invoice Selfcare for such amount as of the date of shipment. All payments for Sample Collection Kits shall be due within forty-five (45) days after the date of Selfcare's receipt of a confirmed faxed copy of ChemTrak's invoice and confirmed shipment for such Sample Collection Kits.

         4.4      DELIVERY.

                  (a) ChemTrak shall use diligent efforts, consistent with its other shipment obligations and manufacturing capacity, to ship all Sample Collection Kits ordered by Selfcare on or before the requested shipment date, to the extent such date is at least fifteen (15) days after the date ChemTrak accepts the Purchase Order for such shipment. The shipping and packaging method used will be at the discretion of ChemTrak, subject to written approval of Selfcare. Deliveries shall be made F.O.B. ChemTrak's facility (ICC Incoterms
1990) and shall be shipped to Selfcare's address as set forth in this Agreement, or as otherwise directed by Selfcare in writing. All Sample Collection Kits will be shipped by ChemTrak freight collect, or if prepaid, such freight will be subsequently billed to Selfcare. If requested by Selfcare, ChemTrak will insure the shipments against damage to or loss of Sample Collection Kits and will subsequently bill Selfcare for such shipping insurance. Selfcare will reimburse ChemTrak for shipping and insurance expenses, if any, within forty-five (45) days after the date of such invoices. ChemTrak reserves the right to deliver in advance of estimated delivery dates. Selfcare shall make any claims for damage or loss in transit through the carrier and any insurance proceeds payable in respect of any loss incurred shall be paid to Selfcare.

                  (b) If at any time ChemTrak is unable to supply total worldwide demand for Sample Collection Kits, ChemTrak shall allocate available Sample Collection Kits (or components thereof) to the Territory pro rata with other markets outside the Territory based upon relative market share, as measured by the most recent quarterly or annual sales figures for which data is reasonably available.


                                       10.

                  (c) In the event that ChemTrak, whether by reason of Force Majeure or otherwise, either (1) fails in any quarter to deliver to Selfcare at least fifty percent (50%) of the amount of Sample Collection Kits ordered by Selfcare or (2) fails in each of two consecutive quarters to deliver to Selfcare at least eighty percent (80%) of the amounts ordered by Selfcare for each of such quarters, notwithstanding the obligation of Selfcare to purchase from ChemTrak all Sample Collection Kits, Selfcare shall be entitled for the duration of the term of this Agreement to seek alternate sources of supply for the Sample Collection Kits (or components thereof) to be used, sold or otherwise distributed in the Territory pursuant to the license granted herein, and such license shall be deemed to include such right. In particular, if Selfcare seeks alternate sources for ChemTrak's proprietary finger stick device, Selfcare will have a non-exclusive, worldwide license to make such devices or have them made by a third party. In the event that Selfcare exercises its right to use alternate sources of supply, the cost of securing Sample Collection Kits (or components thereof) from alternate sources of supply shall be deemed to be a Commercialization Cost.

         4.5 ACCEPTANCE. Selfcare shall inspect all Sample Collection Kit shipments received from ChemTrak for visible damage promptly upon receipt thereof at the shipping destination and may reject any Sample Collection Kit Units which are damaged or fail to comply with the specification agreed by the parties. Sample Collection Kits not rejected by written notification to ChemTrak within sixty (60) days after receipt by Selfcare shall be deemed to have been accepted. Rejected goods shall be returned freight prepaid to ChemTrak within fifteen (15) days after rejection. As promptly as possible after receipt by ChemTrak of properly rejected goods, ChemTrak shall, at ChemTrak's option, (i) replace the rejected goods at ChemTrak's expense, or (ii) grant Selfcare a credit for such rejected goods equal to the price paid therefor. Such replacement or credit shall be ChemTrak's sole responsibility and obligation to Selfcare for nonconforming Sample Collection Kits. The party shipping the goods pursuant to this section shall bear the entire risk of loss for goods during shipment. Any insurance proceeds payable in respect of any loss incurred shall be paid to the party bearing the risk of loss for such goods to the extent of the loss incurred. For properly rejected goods, ChemTrak will prepay transportation charges back to Selfcare and shall reimburse Selfcare for any reasonable costs of transportation for returning such goods; for all other goods, Selfcare shall pay transportation charges in both directions.

                                    ARTICLE 5
                MARKETING, SALE AND DISTRIBUTION OF HIV PRODUCTS

         5.1 MARKETING EFFORTS. Selfcare agrees to use diligent efforts to promote the sale, marketing and distribution of the HIV Products in the Territory, including undertaking a commercially reasonable advertising campaign in connection with the launch and sale of HIV Products. Selfcare shall provide ChemTrak with a copy of its


                                       11.

marketing plan as provided in Section 6.3 for ChemTrak's review and comment. Selfcare agrees to consider in good faith ChemTrak's comments regarding advertising, marketing promotion and sales efforts.

         5.2 SALES AND ADVERTISING ACTIVITIES. Selfcare shall provide ChemTrak with written copies of all advertising claims which Selfcare intends to make in connection with HIV Products prior to making any such claim to any third party. The parties shall mutually agree upon all claims, and either party shall have the right to prohibit the making of any particular claim for regulatory, ethical or marketing reasons. Selfcare agrees that no claims prohibited by applicable law or regulation will be made in connection with HIV Products.

         5.3 PRICING. Selfcare shall notify ChemTrak of the price(s) it intends to charge third parties for HIV Product at least ninety (90) days prior to commencing commercial sales in any country. To the extent required under applicable European Union regulations, Selfcare shall charge the same price for HIV Product in countries in the Territory that are members of the European Union. The parties shall discuss optimal pricing strategies and Selfcare shall consider any comments ChemTrak may have in good faith, provided that Selfcare shall remain ultimately responsible for determining the price.

         5.4 PACKAGING. Selfcare will be responsible for packaging Sample Collection Kits for resale under this Agreement, including, without limitation, designing and producing all packaging materials and product inserts, all in forms to be approved in writing by ChemTrak prior to first use by Selfcare, such approval not to be unreasonably withheld. Copyright and other proprietary rights related to amended packaging, labeling, and inserts shall remain the exclusive property of Selfcare and may not be used by ChemTrak without the express written consent of Selfcare; provided, however, that ChemTrak shall own the brand name under which the product is sold, as provided in Section 2.1(c). Notwithstanding the foregoing, ChemTrak shall provide Selfcare with copies of all packaging materials and product inserts which ChemTrak uses in connection with the HIV Product outside the Territory.

         5.5 GENERAL CONDUCT. Selfcare covenants that it shall not solicit sale of HIV Products, or advertise or keep a stock of HIV Products, outside of the Territory. Selfcare shall not, directly or indirectly, without the prior written authorization of ChemTrak, (i) contact any of ChemTrak's suppliers or vendors of HIV Product components, or (ii) initiate any contact with any federal, state or local regulatory agency or entity outside the Territory about the HIV Product. Selfcare shall conduct its efforts under this Agreement in compliance with all regulatory requirements applicable to the offer, distribution and sale of HIV Product. Selfcare shall comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the promotion, marketing and sale of the HIV Product in the


                                       12.

Territory. The parties agree to cooperate in all respects, including providing all information and documents in each party's possession, to assure compliance with adverse event reporting requirements and similar regulations applicable to the HIV Product, on a worldwide basis, including but not limited post-approval requirements imposed by the U.S. FDA by PMA approval order or regulation pursuant to 21 CFR Part 814, Subpart E, and medical device reporting obligations under 21 CFR Part 803. Each party shall notify the other within 20 days of becoming aware of any reportable adverse events or device malfunctions associated with the HIV Products, or sooner to the extent applicable regulatory requirements require reporting to government officials in a time less than 20 days. In addition, each party will assist the other in investigating any such reportable events, as reasonably requested, in order to comply with the applicable regulatory requirements.

                                    ARTICLE 6
                       REPORTS; FORECASTS; MARKETING PLANS

         6.1 REPORTS. Each party shall keep the other fully informed of all governmental activities and plans which potentially or actually affect the sale of the HIV Products in the Territory. Selfcare shall provide to ChemTrak from time to time, but no less than annually, written reports of any known third party activities relating to the manufacture, sale or distribution of products that are competitive with HIV Products in the Territory, including all available information relating to pricing, new products and product promotions. At a minimum, such reports shall be submitted to ChemTrak by confirmed facsimile within thirty (30) days after the end of each calendar year.

         6.2 FORECASTS. Beginning thirty (30) days after receipt of the first Regulatory Approval for HIV Products in the Territory, and on the first day of each calendar quarter thereafter, Selfcare shall furnish to ChemTrak a nonbinding rolling twelve (12)-month forecast of its anticipated purchases of Sample Collection Kits and sales of HIV Products for each country in the Territory.

         6.3 MARKETING PLANS AND REPORTS. Prior to First Commercial Sale and at the beginning of each calendar year thereafter, Selfcare shall submit to ChemTrak in writing whatever annual marketing plan detailing Selfcare's proposed marketing and pricing strategy and tactics for the HIV Product during the following year has been developed by Selfcare for its internal use. In addition, Selfcare shall submit to ChemTrak (a) quarterly sales reports detailing Selfcare's sales of the HIV Product in the preceding quarter, which reports shall be submitted to ChemTrak within thirty (30) days after the end of each quarter; and (b) copies of any market research reports relating to HIV Product sales and HIV Product competition which Selfcare commissions or otherwise obtains, which reports shall be submitted to ChemTrak promptly after receipt thereof by Selfcare.



                                       13.

         6.4 CONFIDENTIAL INFORMATION. All reports, forecasts and plans generated by or for Selfcare with respect to the HIV Product and provided to ChemTrak under this Article 6 (collectively, the "Marketing Data") shall constitute Confidential Information of Selfcare, as defined under Article 8 hereof. Such Marketing Data shall be kept confidential in accordance with
Article 8 but may be used by ChemTrak, only with express written consent from Selfcare, not to be unreasonably withheld, in connection with the commercialization of HIV Products.


                                    ARTICLE 7
                                    PAYMENTS

         7.1 EXPENSES. All expenses incurred by Selfcare in connection with its obligations under this Agreement will be borne solely by Selfcare, subject to recovery of certain expenses out of Net Sales of HIV Product as provided in
Section 7.4. Selfcare will be responsible for appointing its own employees, agents and representatives, who will be compensated by Selfcare. ChemTrak shall only be obliged to incur expenses under Section 3.1 (Regulatory Assistance),
Section 3.3, Article 4 (Supply of Sample Collection Kits) and Article 9 (Intellectual Property), subject to reimbursement of certain expenses by Selfcare as provided in such sections.

         7.2 LICENSE FEE. Selfcare shall pay to ChemTrak a license fee of [*] upon execution of this Agreement. This license fee shall be non-refundable and shall not be creditable against any future payments due to ChemTrak.

         7.3 SALES MILESTONE PAYMENTS. In addition to the Royalty payments provided for in Section 7.4, Selfcare shall, upon the achievement of the events set forth below, make the following payments to ChemTrak:

                  (a) $333,000 upon obtaining Regulatory Approval in the first of the U.K., Germany or France; and

                  (b) $333,000 upon achieving the first $1,000,000 in Net Sales from the sale of HIV Products in the Territory.

         Payments made pursuant to this Section 7.3 shall be non-refundable and shall not be creditable against any future payments.

         7.4 ROYALTIES. Within thirty (30) days after the end of each calendar quarter, Selfcare shall deliver a report to ChemTrak detailing Selfcare's Net Sales made in such quarter and all other compensation invoiced, earned or received in respect of the offer, sale or distribution of HIV Products in such quarter, and Commercialization Costs incurred during such quarter and aggregate Purchase Prices paid to ChemTrak during such quarter, with line items for each of the deductions described in the definition of


                                       14.

"Net Sales" and for each of the categories of costs specifically referenced in the definition of "Commercialization Costs." For purposes of calculating quarterly Royalty payments, all receipts and deductions included in Net Sales shall be recognized as of the date of invoice and Commercialization Costs and Purchase Prices shall be recognized as of the date Selfcare tenders payment. Together with Selfcare's report due 30 days after the end of each quarter, Selfcare shall pay the Royalty for such quarter to ChemTrak. If Commercialization Costs exceed Net Sales, the loss shall be carried forward to the next quarter and set off against future Royalty payments.


7.5 MANNER AND PLACE OF PAYMENT. Any payments to ChemTrak shall be made in U.S. Dollars by wire transfer at such bank in the United States as ChemTrak shall specify from time to time. Payments shall be made for the amount of U.S. Dollars reported by ChemTrak (in the case of expense reimbursement) or agreed by the Parties (in the case of a Purchase Price). Exchange conversion of foreign currencies will be the responsibility of Selfcare; provided that for purposes of calculating U.S. Dollar payments to be made by Selfcare to ChemTrak hereunder all revenues received and costs paid in foreign currencies shall be deemed converted to U.S. Dollars at the exchange rate for each currency that is the average of the daily spot rate reported by the U.S. edition of the Wall Street Journal for each trading day during the reporting period.

         7.6 RECORDS AND AUDIT OF SALES AND EXPENSES. Each Party will maintain complete and accurate records regarding sales, costs, expenses and payments applicable to HIV Products, in sufficient detail to enable the other Party to confirm the accuracy of payments due under this Agreement. In particular, Selfcare shall keep separate records of each of the categories of costs specifically referenced in the definition of Commercialization Costs. Such records shall be open, during reasonable business hours for a period of three
(3) years from creation of the record, for examination at the other Party's expense and not more often than once each year by a certified public accountant from a major recognized accounting firm selected by the other Party for the sole purpose of verifying the correctness of calculations made under this Agreement. The accounting expense shall be paid by the Party requesting the audit. If material discrepancies (in excess of 5%) are identified in such audit, the audited Party shall bear the accounting expense. Any records or accounting information received from the other Party shall be Confidential Information. The terms of this section shall survive any termination or expiration of this Agreement for a period of three (3) years.


                                       15.

                                    ARTICLE 8
                                 CONFIDENTIALITY

         8.1 NONDISCLOSURE OBLIGATIONS. During the term of this Agreement, and for a period of three (3) years after termination hereof, each Party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any employee, agent, consultant, sublicensee or supplier who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement from its employees, agents, consultants, sublicensees or suppliers to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

         8.2 EXCEPTIONS. Confidential Information shall not include any information which:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

                  (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records;

                  (c) is hereafter furnished to the receiving Party by a third party, as a matter of right and without restriction on disclosure; or

                  (d) is the subject of a written permission to disclose provided by the disclosing Party.

         8.3 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information if such disclosure:

                  (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the responding Party shall first have given notice to the other Party hereto and shall have




                                       16.

made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

                  (b) is otherwise required by law, provided that the Disclosing Party take all available steps to designate the information as confidential and to prevent further disclosure by the recipient; or

                  (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary, provided that the Disclosing Party take all available steps to designate the information as confidential and to prevent further disclosure by the recipient.

         8.4 TERMS OF THIS AGREEMENT. The Parties agree that the material financial terms of this Agreement will be considered Confidential Information of both Parties. However, each Party shall have the right to disclose the material financial terms of this Agreement to any potential acquirer, merger partner, or other bona fide potential financial or strategic partner, subject to a requirement of best efforts to secure confidential treatment of such information.

                                    ARTICLE 9
                              INTELLECTUAL PROPERTY

         9.1 OWNERSHIP OF INTELLECTUAL PROPERTY. ChemTrak shall retain all of its rights, title and interest in and to all ChemTrak Technology, including but not limited to the Software, and all modifications and improvements to the foregoing. ChemTrak shall also own all right, title and interest in all copyrights, trademarks, including but not limited to the Aware(TM) trademark, and trade names and all other industrial and intellectual property embodied in or related to the HIV Product, except as otherwise expressly provided in this Agreement. ChemTrak shall file for and pursue trademark protection for the Aware(TM) mark in countries in the Territory where HIV Products are sold, at Selfcare's expense, subject to recovery as a Commercialization Cost. ChemTrak shall also file for and pursue patent protection for the finger stick device in countries in the Territory where the Parties agree patent protection would be advantageous. Selfcare shall bear the initial costs of obtaining and maintaining such patent prosecution, and such costs shall be Commercialization Costs.

         9.2 DEFENSE OF INTELLECTUAL PROPERTY SUITS. If a third party asserts that a patent, trademark or other proprietary right owned by it is infringed or otherwise violated by the offer, distribution or sale of the HIV Product in the Territory, the Party against whom such a claim was asserted shall immediately provide the other Party notice of such



                                       17.

claim and the related facts in reasonable detail. ChemTrak shall have the first right, but not the obligation, to act to resolve the issue through negotiation and to control the defense of any legal proceeding. If ChemTrak assumes the defense, Selfcare shall cooperate with ChemTrak and shall have the right to be represented separately by counsel of its own choice. If ChemTrak fails to notify Selfcare, within thirty (30) days after receiving notice that a complaint has been filed with a court of competent jurisdiction (but in any event reasonably in advance of any deadline for responding to the complaint), that ChemTrak will assume control of the defense, then Selfcare shall have the right, but not the obligation, to so control the defense by counsel of its own choice. If Selfcare assumes the defense, ChemTrak shall cooperate with Selfcare and shall have the right to be represented separately by counsel of its own choice.

         9.3 EXPENSES AND REMEDIES. ChemTrak shall bear all reasonable expenses incurred by ChemTrak or Selfcare in the defense of suits described in Section 9.2, including but not limited to attorneys' fees and expenses. If Selfcare assumes the defense pursuant to Section 9.2, Selfcare shall not enter into any settlement that may adversely affect the HIV Product outside the Territory, or require ChemTrak to make any payment to a third party or Selfcare, without the prior written consent of ChemTrak. If ChemTrak assumes the defense, ChemTrak may settle any such suit at any time in any manner that does not materially adversely affect Selfcare. ChemTrak shall notify Selfcare in writing in the event it proposes to resolve the matter in any other manner, and the Parties shall discuss available options in good faith and each shall use all commercially reasonable efforts to reach a mutually agreed upon resolution within forty five (45) days after the date of ChemTrak's notice. Such actions may include (i) procuring the right from such third party to sell or use the HIV Product, with any running royalty obligations to be subject to approval by both Parties (not to be unreasonably withheld) and, if approved, to be included in Commercialization Costs, (ii) replacing the HIV Product with a functionally equivalent product that does not violate the third party's rights, or (iii) modifying the HIV Product to make it functionally equivalent and not violate such rights. If the Parties are unable to reach agreement on how to resolve such matter after the above discussion period, and either Party reasonably determines that continued sale of the HIV Product in the Territory would infringe or violate the third party's rights, then such Party may cease performance under this Agreement immediately upon written notice to the other Party and this Agreement shall terminate thirty (30) days after the date of such notice.

         9.4 DISCLAIMER. THE FOREGOING PROVISIONS OF THIS ARTICLE 9 STATE THE ENTIRE LIABILITY AND EXCLUSIVE REMEDY OF THE PARTIES AND THEIR CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE HIV PRODUCTS OR ANY PART THEREOF.


                                       18.

         9.5 PROSECUTION OF INTELLECTUAL PROPERTY SUITS. If either party believes that a third Party is infringing any patent, copyright, trademark or other intellectual property right belonging to the parties and applicable to the HIV Product in the Territory, it shall promptly notify the other Party. The Parties shall meet and discuss whether to take action to abate the infringement and, if so, what actions to take, which Party will take such actions and how related expenses will be borne between the Parties. If either Party elects to initiate such a suit, the other Party shall cooperate in the action and have the right but not the obligation to bear up to one-half the expenses of the suit, provided that such Party undertakes in writing within ninety (90) days after the suit is initiated to bear a stated percentage of such costs. Any recovery or settlement obtained in such an action shall be used first to reimburse each Party pro rata for litigation expenses. Any remaining recovery will be allocated between the parties in proportion to the share of litigation expenses they bore.

                                   ARTICLE 10
                     TERM AND TERMINATION; CHANGE OF CONTROL

         10.1 TERM. This Agreement shall become effective on the Effective Date and shall remain in effect for a period of five (5) years from the date of Selfcare's first commercial sale of HIV Product in any country listed on Exhibit C (the "Fifth Anniversary"), unless it is renewed by agreement of the parties or automatically as provided below. The Agreement will automatically renew for a period of two (2) years if, as of the date sixty (60) days prior to the Fifth Anniversary, Selfcare's market share for the HIV Product throughout the five (5) countries listed on Exhibit C, in the aggregate, is at least equal to thirty percent (30%), determined by dividing Selfcare's net sales (as reported for financial purposes) of HIV Products in such countries over the previous twelve
(12) month period by the total net sales (as reported for financial purposes) of all sellers of mail-in HIV blood tests in such countries. The same test will be applied as of the date sixty (60) days before the two-year renewal term expires. If the test is met, the Agreement will renew for subsequent two-year terms in the same manner.

         10.2     CHANGE OF CONTROL.

                  (a) If Selfcare undergoes an Acquisition Transaction (as defined below), ChemTrak shall have the right to terminate this Agreement upon six (6) months prior written notice to Selfcare.

                  (b) If ChemTrak undergoes an Acquisition Transaction, ChemTrak (or the surviving entity in the Acquisition Transaction) shall have the right to assume from Selfcare all rights licensed to Selfcare under this Agreement, as follows. If ChemTrak elects to assume such role, it shall so notify Selfcare in writing within six (6) months of the closing of ChemTrak's Acquisition Transaction. Promptly following delivery of such


                                       19.

notice, the parties shall meet to mutually select a recognized investment banking firm with substantial relevant industry expertise to (i) select three
(3) reasonable methods of determining the value of this Agreement to Selfcare as of the date of ChemTrak's election notice to Selfcare and (ii) to calculate such valuation using each of the three (3) methods and provide a report to each Party. For the purposes of this valuation, Selfcare is deemed to have met the requirements for maintaining an exclusive license in each country in the Territory, without regard to whether Selfcare has actually sought Regulatory Approval or marketed a product in each country in the Territory. ChemTrak shall have the option to terminate this Agreement and obtain all licenses, rights, information, materials, contract rights and assistance from Selfcare as may be necessary or useful to enable ChemTrak to take over Selfcare's position of exclusive distributor and seller of HIV Products in the Territory (to "Assume the Business"), at the average of the three (3) valuations calculated by the investment banker. If ChemTrak is interested in exercising such option, it shall so notify Selfcare within thirty (30) days of receiving the three valuation figures from the investment banker. Promptly following delivery of such a notice, the parties shall negotiate in good faith the details of a transaction for ChemTrak to assume the business at such a valuation. If the parties are unable or unwilling to close such a transaction within ninety (90) days of ChemTrak's notice, then ChemTrak may submit the matter to binding mediation to resolve the terms of such transaction.

                  (c) An "ACQUISITION TRANSACTION" shall mean a merger or consolidation of a Party with or into any other entity, including a reverse triangular merger involving such Party, a sale of all or substantially all of the assets or business of such Party, or a similar transaction, or a sale of the business unit to which this Agreement relates, whereby the controlling shareholders of a Party before the transaction own less than 50% of the shares of the Party after the transaction.

         10.3 TERMINATION FOR MATERIAL BREACH. If either Party is in material breach of this Agreement, the non-breaching Party may give written notice to the breaching Party of its intention to terminate this Agreement, and this Agreement shall terminate sixty (60) days after the giving of such notice unless during the 60-day period the breach has been cured. If the allegedly breaching Party files a court action or initiates an arbitration proceeding denying the breach, then both Parties shall continue to perform this Agreement pending resolution of such action.

         10.4 CONSEQUENCES OF TERMINATION. Upon the effective date of expiration or early termination of this Agreement, the following shall occur:

                  (a) TERMINATION OF LICENSES. The licenses set forth in Section
2.1 shall terminate and Selfcare shall immediately discontinue all marketing, sales and distribution of the HIV Product in the Territory. Selfcare shall discontinue all use in the Territory of ChemTrak's trade name and trademarks, and the ChemTrak Technology, including the




                                       20.

Software. Selfcare shall return all copies of the Software in any form to ChemTrak. Notwithstanding the foregoing, Selfcare shall have the right, for a period not to exceed ninety (90) days, to sell any HIV Products remaining in inventory to the extent the same are not repurchased by ChemTrak pursuant to
Section 10.3(c) below. Selfcare shall also have the obligation to complete testing, report results and provide counseling services for any customers to whom Selfcare has sold Sample Collection Kits. Except to the extent of selling its remaining inventory as permitted by Section 10.3(c) below, after termination Selfcare shall not represent or hold itself out as being an authorized distributor or sales representative for the HIV Product in the Territory or engage in any practices which might make it appear that Selfcare is such an authorized distributor or sales representative.

                  (b) ACCRUED RIGHTS AND OBLIGATIONS. The rights of either party which may have accrued up to the date of such termination shall not be affected, and Selfcare shall not be relieved of (i) any obligation for any sums due to ChemTrak for HIV Products covered by Purchase Orders accepted prior to expiration or termination and due to be delivered within the ninety (90) day period following the effective date of such expiration or termination (including any amount due but not yet paid, with all such amounts being nonrefundable and not subject to any setoff or similar right) or (ii) any confidentiality obligation under Article 8 hereof. The due date of all outstanding invoices to Selfcare for HIV Products shall automatically be accelerated to become due and payable by immediate wire transfer on the effective date of termination, even if longer terms have been previously agreed to. ChemTrak may, at its sole option,
(i) cancel all orders or portions thereof remaining unshipped as of the effective date of termination and (ii) repurchase Selfcare's remaining inventory of HIV Products in accordance with Section 10.4(c) below.

                  (c) REPURCHASE OF INVENTORY. ChemTrak shall have the right, but not the obligation, to repurchase from Selfcare all of the HIV Product (to the extent that the same are in new and original condition) then in Selfcare's inventory, F.O.B. Selfcare's facilities, whereupon ChemTrak shall repay to Selfcare the actual price paid by Selfcare to ChemTrak for such returned HIV Products less any and all amounts owing and uncontested, for whatever reason, from Selfcare to ChemTrak.

                  (d) CONFIDENTIAL INFORMATION. Each party shall return to the other or destroy, at the other party's instruction, all Confidential Information of the other party, with the exception of records required to be maintained to be in compliance with U.S. FDA regulations and other regulations applicable to the Territory, including advertising matter; provided, however, that in the event of early termination for any reason other than material breach by ChemTrak, ChemTrak shall have the right to retain copies of, and use for its own internal marketing purposes, any Marketing Data (as defined under Section 6.3), provided Selfcare has given prior written consent.



                                       21.

                  (e) INSPECTION RIGHT. Each party shall make available for copying and inspection by a third party auditor all books and records of such party required to be kept pursuant to Section 7.6 for a period of one (1) year following the effective date of termination.

         10.5 NO OTHER RIGHTS UPON TERMINATION. Neither party hereto shall be responsible to the other for compensation, damages, or otherwise by reason of termination of this Agreement, except for termination due to material breach pursuant to Section 10.3, at any time, except as provided herein. Selfcare understands and acknowledges that any contracts or other arrangements it enters into with any third parties with respect to the HIV Products will be subject and subordinate to the rights of termination set forth in this Agreement.

         10.6 SURVIVING OBLIGATIONS. Termination or expiration of this Agreement shall not relieve either party of its obligations under Sections 2.2, 7.6, 10.4, 10.5, 10.6 and Articles 8, 11 and 13 hereof.

                                   ARTICLE 11
                           WARRANTIES; INDEMNIFICATION

         11.1 SAMPLE COLLECTION KIT WARRANTY. ChemTrak warrants that the Sample Collection Kits supplied by ChemTrak under this Agreement will be of merchantable quality and will strictly conform to the Sample Collection Kit specifications mutually agreed to by the parties. In no event shall ChemTrak be liable under this Agreement for any failure of any Sample Collection Kit to meet the specifications due to improper use, storage or shipment by Selfcare or anyone receiving the Sample Collection Kit directly or indirectly from Selfcare.

                  (a) INTELLECTUAL PROPERTY WARRANTY. ChemTrak warrants that it has the authority and right to grant the rights licensed to Selfcare, with respect to any of the intellectual property defined in Section 9.1.

         11.2 SELFCARE WARRANTIES. Selfcare warrants that all testing of blood samples conducted under this Agreement will be carried out strictly in accordance with the procedures described in the PMA submitted by ChemTrak to the U.S. FDA for the HIV Product (or amended, as required by a country's regulatory authorities) and in accordance with all applicable requirements of regulatory authorities in the Territory. Selfcare further warrants that all reporting of results to customers and counseling services provided under this Agreement will be carried out in a professional manner in accordance with applicable regulatory requirements and professional standards prevalent in the Territory, including all requirements and standards concerning confidentiality of results.



                                       22.

         11.3 WARRANTY DISCLAIMERS AND LIMITATIONS. EXCEPT AS SET FORTH IN
SECTION 11.1 ABOVE, CHEMTRAK MAKES NO WARRANTIES WITH RESPECT TO THE HIV PRODUCT, EXPRESS OR IMPLIED, AND SPECIFICALLY WITHOUT LIMITATION, CHEMTRAK DISCLAIMS ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR FREEDOM FROM INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS SET FORTH ABOVE, CHEMTRAK NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO ASSUME ANY LIABILITY OR WARRANTY IN CONNECTION WITH THE HIV PRODUCTS. IN THE EVENT OF A BREACH BY CHEMTRAK OF THE WARRANTY SET FORTH IN THE FIRST PARAGRAPH OF SECTION
11.1 ABOVE, SELFCARE'S SOLE REMEDY WILL BE TO RETURN THE AFFECTED HIV PRODUCTS FOR REPAIR, REPLACEMENT OR CREDIT OF THE PURCHASE PRICE, AT CHEMTRAK'S OPTION.

         11.4 INDEMNIFICATION.

                  (a) ChemTrak hereby agrees to defend, indemnify and hold Selfcare and its agents and employees harmless from and against any and all liabilities, expenses and/or loss, including reasonable attorneys' fees ("Losses") resulting directly or indirectly from third party suits, claims, actions or demands, to the extent such suits, claims actions or demands result from (i) the failure of Sample Collection Kits supplied by ChemTrak to meet the warranty set forth in the first paragraph of Section 11.1, (ii) breach of the intellectual property warranty set forth in Section 11.1(a), except to the extent that Sections 9.2 and 9.3 apply to any such third party action, (iii) the application of HIV Product testing procedures carried out as described in the PMA submitted by ChemTrak to the U.S. FDA for the HIV Product, or (iv) the recklessness, gross negligence, or willful misconduct of ChemTrak or its officers, employees or agents, and in each case do not result from the recklessness, negligence or wrongdoing of Selfcare or its officers, employees or agents.

                  (b) Selfcare hereby agrees to defend, indemnify and hold ChemTrak and its agents and employees harmless from and against any and all liabilities, expenses and/or loss, including reasonable attorneys' fees ("Losses") resulting directly or indirectly from third party suits, claims, actions or demands, to the extent such suits, claims actions or demands result from (i) the sale or distribution of HIV Products by Selfcare (other than losses provided for in Section 9.3) or use by any purchasers, including any improper sales by Selfcare to customers who are located in any territory outside the Territory, (ii) the breach of any representation made or warranty given by Selfcare with respect to the HIV Product to customers (other than the labeling for the HIV Product as approved by applicable regulatory authorities in the Territory) or to ChemTrak under this Agreement, including the warranties made in
Section 11.2, (iii) services rendered by Selfcare in connection with the HIV Product, including but not limited to counseling services, or (iv)




                                           23.

the recklessness, gross negligence, or willful misconduct of Selfcare or its officers, employees or agents, and do not result from matters subject to indemnification by ChemTrak under Section 11.4(a) above.

                  (c) If a Party intends to seek indemnification under this
Section 11.4, it shall so notify the other Party. The Party seeking indemnification under this Article 11 (the "Indemnified Party") shall (i) give the other Party (the "Indemnifying Party") notice of the relevant claim, (ii) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that adversely affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

         11.5 INSURANCE. Prior to any distribution of HIV Products, Selfcare shall obtain and maintain in effect insurance policies providing general liability, product liability and contractual liability coverage. Each such insurance policy shall provide coverage sufficient to cover all claims with respect to any HIV Products sold under this Agreement and to cover Selfcare's indemnification obligation under this Agreement and shall name ChemTrak, its directors, officers, employees and agents as additional insureds. At the request of ChemTrak, Selfcare will provide ChemTrak with complete copies of such policies in order for ChemTrak to confirm that such policies provide sufficient coverage. Selfcare shall notify ChemTrak at least thirty (30) days prior to any expiration or termination of any such policy.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

         12.1 REPRESENTATION AND WARRANTIES OF CHEMTRAK. ChemTrak hereby represents and warrants as follows:

                  (a) CORPORATE POWER. ChemTrak is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  (b) DUE AUTHORIZATION. ChemTrak is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon ChemTrak and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by ChemTrak does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which



                                       24.

it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

         12.2 REPRESENTATIONS AND WARRANTIES OF SELFCARE. Selfcare hereby represents and warrants as follows:

                  (a) CORPORATE POWER. Selfcare is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  (b) DUE AUTHORIZATION. Selfcare is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon Selfcare and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Selfcare does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 ASSIGNMENT. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except that either Party may assign this Agreement without such consent to any Affiliate or successor by merger or sale of substantially all of its business unit to which this Agreement relates. Section 10.2 sets forth additional provisions regarding a change of control of either party. Any attempted assignment or delegation in contravention of this Article shall be void and of no effect.

         13.2 EXPORT LAW COMPLIANCE. Selfcare understands and recognizes that the HIV Products and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of medical HIV Products. Selfcare represents that it is familiar with and agrees to comply with all such regulations, including any future modifications thereof, in connection with the distribution of the HIV Product. Selfcare agrees that it will not sell or distribute the HIV Product or clinical data relating to the HIV Product without complying with all applicable regulations. Selfcare hereby agrees to indemnify and hold ChemTrak harmless from any breach of this Section 13.2.

                                      25.

         13.3 FOREIGN CORRUPT PRACTICES ACT. Selfcare hereby agrees that it shall comply with the requirements of the United States Foreign Corrupt Practices Act and shall refrain from any payments to third parties which would cause ChemTrak or Selfcare to violate such Act. Selfcare hereby agrees to indemnify and hold harmless ChemTrak from any breach of this Section 13.3.

         13.4 BENEFITS AND BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.

         13.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with all exhibits attached and referenced herein, embodies the final, complete and exclusive understanding between the Parties, and replaces and supersedes all previous agreements, understandings or arrangements between the Parties with respect to its subject matter, including but not limited to the Confidentiality Agreement between the parties dated June 26, 1996 and the non-binding Letter of Intent between the parties dated as of August 28, 1996, as amended. All information exchanged by the parties prior to the Effective Date pursuant to the Confidentiality Agreement shall be deemed to be Confidential Information subject to the terms of this Agreement, including but not limited to Article 8. No modification or waiver of any terms or conditions hereof, nor any representations or warranties shall be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of each Party hereto.

         13.6 NO OTHER TERMS AND CONDITIONS. The Parties intend that this Agreement set forth all of the terms and conditions applicable to the sale of the HIV Product and accordingly agree that all provisions, terms and conditions of any purchase order, sales or order acknowledgment, invoice or other business form or document (a "Form"), unless an amendment to this Agreement in accordance with Section 13.5 hereof, shall be superseded hereby and therefore shall be disregarded and have no force and effect. If a Form purports to be conditioned in any manner on agreement to and/or acceptance of any provisions, terms and conditions other than those set forth herein, then such condition is hereby waived. In no event shall either Party be bound by any provisions, terms or conditions relating to the subject matter of this Agreement not set out herein.

         13.7 FORCE MAJEURE. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, unforeseen circumstances beyond its reasonable control, including without limitation, acts of God, fire, flood, war or labor unrest.

         13.8 NOTICE. All notices concerning this Agreement shall be written in the English language and shall be deemed to have been received (a) two (2) days after being


                                      26.

properly sent by commercial overnight courier, or (b) one (1) day after being transmitted by confirmed facsimile, in each case addressed to the address below:

                  If to ChemTrak:

                  ChemTrak Incorporated
                  929 E. Arques Avenue
                  Sunnyvale, California  94086-4520
                  Attention: President
                  Telephone: (408) 773-8156
                  Facsimile: (408) 524-9464

                  If to Selfcare:

                  Selfcare, Inc.
                  200 Prospect Street
                  Waltham, Massachusetts  02154
                  Attention: President
                  Telephone: (617) 647-3900
                  Facsimile: (617) 647-3939

         13.9 ENGLISH LANGUAGE; GOVERNING LAW. This Agreement has been prepared in the English language and the English language shall control its interpretation. All information to be provided by the parties to each other shall be in English, and Selfcare shall be responsible for all necessary translation. This Agreement shall be governed by the laws of the State of California as applied to agreements executed and performed entirely in California by California residents.

         13.10 WAIVER. Any waiver (express or implied) by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

         13.11 SEVERABILITY. Each Party hereby agrees and acknowledges that this Agreement fairly sets forth the business understanding of the Parties. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, the Parties shall change such provision or this Agreement so as to best accomplish the overall allocation of economic and other benefits between the Parties reflected in this Agreement, within the limits of applicable law or applicable court decisions.



                                       27.

         13.12 RIGHTS AND REMEDIES CUMULATIVE. Except as expressly provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

         13.13 INDEPENDENT CONTRACTORS. Each Party shall act as an independent contractor under the terms of this Agreement. Neither Party is, nor shall it be deemed to be, an employee, agent, co-venturer, franchisee or legal representative of the other for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other, nor shall either Party be entitled to pledge the credit of the other in any way or hold itself out as having authority to do so.

         13.14 COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

         IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first written above.



CHEMTRAK INCORPORATED                        SELFCARE, INC.



By:  /s/  Edward F. Covell                   By: /s/ Anthony H. Hall
    -----------------------------                ------------------------------

Name: Edward F. Covell                       Name: Anthony H. Hall
    -----------------------------                ------------------------------

Title: President                             Title: Chief Financial Officer
    -----------------------------                ------------------------------





                                       28.

                                    EXHIBIT A

                             STANDARD COST OF GOODS


Standard Cost of Goods:

      a.      Direct and Indirect Materials
      b.      Direct and Indirect Labor
      c.      Payments made to Third Parties
      d. Overhead (Indirect Production Costs) - expenses incurred in support of the manufacturing operation as well as those caused by the process of converting raw materials into HIV Product units.

      Items to be included in overhead shall be consistent with Generally Accepted Accounting Principles consistently applied, and shall include but not be limited to:

              Operations administration, purchasing, engineering, maintenance, utilities, building and grounds, quality assurance (including samples), receiving and stores department expenses, shipping department expenses, freight, depreciation (building and equipment). Also included are some labor related overhead expenses such as: Retirement Plan Costs, Payroll Taxes, Vacation Pay, Sick Leave, Holiday Pay, Separation Pay, Shift Premium (incentive for other than the day shift work), Overtime Premium (i.e. - incremental portion over straight time pay).

                                   EXHIBIT B

                              CHEMTRAK TECHNOLOGY


U.S. Patent Application Serial No. 08/670,513
Filing Date: June 27, 1996
Applicant: Douglas E. Rife
Title: Re-Armable Single-User Safety Finger Stick Device Having Reset for Multiple Use by a Single Patient

Foreign counterparts of the foregoing U.S. patent applicatiom, to be filed in the Territory the "Software," as defined in the Agreement

PMA # BP950003, together with three supplements filed to date with FDA

Physical Elements of the complete Sample Collection Kit:
         Finger Stick Device
         Blood Collection Card, with bar code
         Directions for Use
         Information About AIDS insert
         Tyvek Bag for Collection Card
         Return package

                                    EXHIBIT C

                              REGULATORY FORECASTS





           France:          Eighteen (18) months after U.S. FDA Approval.

           Germany:         Twenty-four (24) months after U.S. FDA Approval.

           Italy:           Eighteen (18) months after U.S. FDA Approval.

           Spain:           Eighteen (18) months after U.S. FDA Approval.

           United Kingdom:  Twelve (12) months after U.S. FSA Approval.